September 20, 1995


Ms. Cheryl Francis
100 Stirrup Lane
Burr Ridge, IL 60521

Dear Cheryl:

I am pleased to confirm our offer of employment. Your start date will be October 16, 1995. You will be elected a Senior Officer at the first Board of Directors meeting after you join the Company. Thereafter your title will be Executive Vice President, Chief Financial Officer. You will report to John Walter, our Chairman and Chief Executive Officer.

                        BASE AND INCENTIVE COMPENSATION
                        -------------------------------

Your base salary will be paid at the rate of $25,000 per month. This level of pay will provide annualized compensation of $300,000 per year. As soon as practicable after January 31, 1996, you will be paid $180,000 as a 1995 bonus. Beginning with calendar year 1996, you will be placed on our Company's Senior Officer Annual Bonus Plan which provides a bonus potential of 60% of base pay; the target payout is 40% of base pay. The bonus is currently based on two factors: Return on Equity and Earnings Per Share.

                            LONG-TERM INCENTIVE PLAN
                            ------------------------

We also have a Senior Management Long-Term Incentive Plan in which you will participate. The plan provides for a bonus potential of 80% of your Base Compensation over the three-year performance period; the target payout is 40% of base compensation. The bonus is currently based on Return on Equity. The LTIP bonus is paid following the three-year period and may be paid in either cash or stock at the Compensation Committee's discretion.
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                   STOCK OPTIONS AND RESTRICTED STOCK GRANTS
                   -----------------------------------------

We have a Stock Incentive Plan for officers under which participants are selected periodically and awarded the option to purchase stock at the value at the time of the award throughout the option period. Selection of participants is determined on a discretionary basis by the Compensation Committee of the Board on the recommendation of John Walter. You will receive a stock option grant of 25,000 shares and a restricted stock award of 10,000 shares at the earliest Compensation Committee meeting after your start date. In addition, you will be awarded 120,000 premium-priced options on January 1, 1996. These premium-priced options will be under the same terms as the premium-priced options granted to executives on January 1, 1995. The vesting of these awards will be as described in the materials included with this letter. In the future, you will be considered for additional stock option grants and restricted stock awards commensurate with your position and responsibilities.

                              STOCK PURCHASE PLAN
                              -------------------

We have a Company Stock Purchase Plan for which selected Managers and key staff personnel are eligible. Under this Plan, participants may contribute up to 5% of their annual gross compensation for the preceding calendar year to be applied together with a Company contribution equal to 50% of the amount so applied by the participant for the purchase of shares of common stock of the Company. The Company also provides an additional 20% match to help cover income taxes on the entire Company match. You will be eligible to participate in 1995. The first purchase will be in March of 1996.

                                RETIREMENT PLAN
                                ---------------

We have a Retirement Plan in which you will become a member and will be fully vested on your first day of employment.

In addition to your pension accrual under the Donnelley Retirement Plan, you will accrue an additional annual amount (per year of R.R. Donnelley service) in age 65 life annuitant benefits. This amount represents an estimate of the difference of age 65 benefits between the FMC Retirement Plan based on actual service with FMC and imputed service with RRD and the Donnelley Retirement Plan based on actual service with RRD.

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The calculations will assume 5% annual wage increases and the amount will be fixed and confirmed in writing to you by December 31, 1995. This added benefit will be subject to the same actuarial reductions as the benefit earned under the Donnelley Retirement Plan. It will be offset by any enhanced retirement benefit granted to you individually apart from the Retirement Plan.


                              SEVERANCE AGREEMENT
                              -------------------

If your employment is terminated by R.R. Donnelley for reasons other than cause (as "Cause" is defined in the form of Change in Control Agreement included with this letter) prior to October 8, 1997, you will receive a lump-sum payment calculated as follows:

(1) Two year's base salary                          $600,000
(2) Two year's Annual Plan bonus at target (40%)    $240,000
                                                    --------
         Subtotal                                   $840,000

(3) $840,000 divided by 24 months = $35,000. This is your "Monthly Severance Amount."
(4) $35,000 times the number of months (and fraction thereof) between your termination date and October 8, 1997 is your payment under this clause.


In addition, you have represented to us that the value of your FMC "in-the-money" stock options and restricted stock (using a share price of $79.375) is $888,525. If your employment is terminated by R.R. Donnelley for reasons other than cause (as "Cause" is defined in the form of Change in Control Agreement included with this letter) prior to June 30, 2005 (it being understood that you will vest in all options and restricted stock described in subparagraph II below no later than June 30, 2005), you will also receive a lump-sum payment equal to the following amount (not less than zero):

(I.) $838,525, with such $838,525 amount increased by R.R. Donnelley's short-term borrowing rate as in effect from time to time, for the period from your start date until the date of payment. ($838,525 = $888,525 less $50,000 included as part of your 1995 bonus payment.)

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LESS:
----

(II.) the sum of:

     (A) The vested appreciation of R.R. Donnelley stock with respect to (i) all shares covered by your January 1, 1996 premium-priced option grant, and (ii) the first 10,000 shares covered by your initial stock option grant. The "vested appreciation" with respect to shares acquired by exercise of an option is equal to the ordinary income actually recognized by you from such exercise. The "vested appreciation" with respect to any share of R.R. Donnelley stock covered by an option that is unexercised on your termination date is equal to the value of R.R. Donnelley stock on such termination date reduced by the option exercise price; except that to the extent an option is not exercised and not exercisable immediately following your termination date, the "vested appreciation" shall be zero; and

     (B) The value of your initial award of 10,000 shares of restricted stock determined on the date the restrictions lapsed. To the extent you are not vested in the shares on your termination date, this paragraph (B) will equal zero.

If you voluntarily resign from R.R. Donnelley, no payments under this "Severance Agreement" clause will be made to you.


                             OTHER FRINGE BENEFITS
                             ---------------------

Your position entitles you to five weeks vacation. You will be eligible to participate in our Medical Plan on the first day of the second calendar month after your date of hire. Eligibility for participation in the various other benefit programs occurs after varying periods of service as provided in the individual plans which are summarized in the materials I have included.


         FINANCIAL PLANNING, SUPPLEMENTAL LIFE AND DISABILITY INSURANCE
         --------------------------------------------------------------

In addition to the above-mentioned benefit plans, you will be provided with an $8,000 Financial Planning reimbursement annually as well as supplemental life and disability insurance (which is provided at your option). If you decide to accept the supplemental life or disability insurance, the Company pays the premiums on the policies and the premiums are taxable

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income to you.  You are the owner of these policies and the policies are portable.


                                     OTHER
                                     -----

Because we are committed to provide a safe and healthy workplace for all employees, successful completion of a drug screen is required. Therefore, this offer is contingent upon and any employment relationship is probationary pending successful completion of a drug screen. The Company will not be responsible for any expenses or liabilities incurred if you do not pass the drug screen.

Also, you will be required to sign the following documents when you begin your employment. I have included copies of these documents for your review.

 .  Company Policies on Use of Customer Information and Taking Customer Property

 .  An Agreement Regarding Confidential Information, Intellectual Property and
   Non-Solicitation of employees

Finally, we are required by law to document proof that all employees are authorized to work in the United States. Therefore, you need to provide, at the time of your employment, any of the documents listed on the enclosed I-9 form that will prove identity and employment eligibility.

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If you have any questions regarding this letter, please give me a call.  I am confident that if you decide to accept our offer, you will find a successful and personally rewarding career with Donnelley.

Sincerely,



Steven J. Baumgartner
Senior Vice President &
Chief Administrative Officer

SJB/nm
Enc.

Enclosures:

 .  Highlights of Our Benefits Program
 .  Company Policies on Use of Customer Information and Taking of Customer
   Property
 .  Agreement Regarding Confidential Information, Intellectual Property and
   Non-Solicitation of Employees
 .  I-9
 .  Change in Control Agreement
 .  Equity Grant Terms



Accepted:_______________________      Dated:______________
         Cheryl Francis

DI95-164